                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, made as of the 13th day of May, 1999, by and between WACHOVIA CORPORATION (the "Corporation") and Morris W. Offit (the "Executive");

                                    RECITALS

     WHEREAS, Executive's current employer, OFFITBANK Holdings, Inc., the parent of OFFITBANK ("OFFITBANK"), has entered into an Agreement and Plan of Merger with the Corporation (the "Merger Agreement"), the Corporation desires to secure the services of the Executive in its behalf or in behalf of one or more of its subsidiaries for which the Executive may render services hereunder from time to time, following the Effective Time (as such term is defined in the Merger Agreement), and in accordance with the terms and conditions set forth herein. In addition, the Corporation desires to provide the Executive with an incentive to remain in the service of the Corporation or one or more of its subsidiaries by granting to the Executive compensation security as set forth herein should his employment be terminated by the Corporation without cause during the term of this Agreement.

     NOW, THEREFORE, the Corporation and the Executive hereby mutually agree as follows:

     1. Employment. The Executive shall devote his working time exclusively to the performance of such services for the Corporation or one or more of its subsidiaries as may be assigned to him by the Corporation from time to time; provided, however, that Executive may engage in other activities, such as (i) activities involving public interest, charitable, religious and similar types of organizations, (ii) continuing to serve as a director on the boards of for-profit businesses listed on Schedule A hereto, (iii) subject in each case to the prior written consent of the Chairman of the Corporation, which shall not be unreasonably withheld, serving on new boards and new committees of for-profit corporations or not-for-profit corporations other than Wachovia Corporation or OFFITBANK and (iv) managing personal and family investment activities, to the extent that such other activities do not interfere with the performance of Executive's duties under this Agreement, or conflict in any material way with the business of Wachovia Corporation or any of its affiliates. Executive shall perform such services faithfully and to the best of his ability. Such services shall be rendered in a senior management or executive capacity and shall be of a type for which the Executive is suited by background and training. In no event shall the nature of the services require the Executive to relocate his residence from New York, New York, unless the Executive shall agree to such relocation. References herein to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall refer to services rendered for and compensation and benefits payable or provided by the subsidiary of the Corporation which employs Executive hereunder.

     2. Term of Agreement. The term of this Agreement shall commence on the Effective Date, as defined in the Merger Agreement, and shall continue in effect until December 31, 2001; provided, however, that commencing on the first anniversary of the Effective Date, and each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to any such anniversary date either party shall notify the other in writing that it does not wish to extend the term of this Agreement beyond the then applicable expiration date. In no event, however, may the term of this Agreement extend beyond the first of the month following the month in which Executive attains age 72. References herein to the "term" of this Agreement shall mean the original term plus any continuation as provided in this Section 2. The "term" shall not be deemed to refer to the Compensation Period described in Section 4.



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     3.   Termination of Employment by the Corporation.  The Corporation may
terminate the employment of the Executive at any time for any reason; provided, that except as set forth in Sections 6 and 7, the Corporation will provide the Executive with Compensation Continuance to the extent described in
Section 4 if the Executive's employment is involuntarily terminated. The Executive's employment shall be deemed to be involuntarily terminated if he is terminated by the Corporation for any reason other than for "cause" as defined in Section 6, or if he voluntarily terminates employment within six months after: (a) his base salary is reduced below its level in effect on the date hereof without the Executive's consent, or (b) the duties assigned to the Executive are not of the status and type described in Section 1 and the Executive has not consented thereto. The Executive shall be deemed to have consented to any reduction described in (a) or assignment described in (b), unless he shall object thereto in writing within thirty days after he receives notice thereof.

     4. Compensation Continuance. If the Executive's employment hereunder is involuntarily terminated as described in Section 3, he will be entitled to receive the cash compensation and benefits described in (a), (b) and (c) below (herein, "Compensation Continuance") for the period beginning with the date of such involuntary termination and ending with the earlier of (i) the third anniversary of the date of such termination, or (ii) the first of the month following the month in which Executive attains age 72 (such period is referred to herein as the "Compensation Period"). The duration of the Compensation Period shall not be affected by the fact that the term of this Agreement otherwise would end before such Period expires. The cash compensation and benefits are as follows:

          (a) Cash Compensation. The amount of cash compensation to be received monthly during the Compensation Period shall equal one-twelfth of the sum of (i) the Executive's highest annual rate of salary from the Corporation in effect during the 12-month period prior to his involuntary termination, plus
(ii) an amount equal to the average of the incentive Compensation paid to the Executive by the Corporation, if any, for the three consecutive calendar years next preceding the year of such termination; provided, that the incentive Compensation to be recognized for this purpose shall be approved by the Management Resources and Compensation Committee, plus (iii) the average of any annual contributions by the Corporation under the tax-qualified defined contribution retirement plan applicable to the Executive as of the date of termination (excluding participant contributions) for the three consecutive calendar years preceding the year of such termination. Each monthly payment of such cash compensation shall have deducted therefrom all payroll taxes and withholdings required by law.

          (b) Employee Benefits. During the Compensation Period, the Executive shall be carried on the payroll of the Corporation, and shall be deemed to be continuing in the employment of the Corporation for the purpose of applying and administering employee benefit plans of the Corporation which applied to Executive immediately prior to his involuntary termination of employment (other than any tax-qualified retirement plans). The Executive shall participate in any changes during the Compensation Period in benefit plans or programs applicable generally to employees of the Corporation, or to a class of employees which includes senior executives of the Corporation, but shall not have any right or option to participate in any such plan or program in which he was not a participant immediately prior to his involuntary termination of employment. Any individual contract between the Corporation and the Executive in effect at the time of his involuntary termination of employment may be terminated or amended by the Corporation to the extent permitted by the terms of such contract. The Corporation shall have no obligation to the Executive to make any change or improvement in any such contract during the Compensation Period even if the Corporation shall make changes or improvements during such period in similar contracts, if any, with other senior executives of the Corporation.

          (c) Acceleration of Stock Options and Restricted Awards. Immediately upon termination of the Executive's employment, all options previously granted to the Executive and outstanding on the date of termination to acquire shares of common stock of the Corporation shall become fully vested and

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exercisable (or subject to surrender) in full and all restricted awards shall be deemed to be earned in full; provided, that restricted awards based upon performance criteria or a combination of performance criteria and continued service shall be deemed to be earned in accordance with the terms, conditions and procedures of the plan or plans pursuant to which any such restricted awards were granted.

In the event that the Executive shall engage in full-time employment permitted hereunder for another employer or on a self-employed basis during the Compensation Period, his employment with the Corporation shall be deemed to have terminated for purposes of Section 4(b) as of the date he begins such full-time employment, but the payments in Section 4(a) shall continue for the remainder of the Compensation Period and the rights under Section 4(c) shall be applicable, in each case subject to the provisions of Section 7.

     5. Voluntary Termination of Employment by the Executive. The Executive reserves the right to terminate his employment voluntarily at any time for any reason following at least six months' notice to the Corporation. If such notice shall be given, this Agreement shall terminate as of the effective date of termination as set forth in such notice (or the date six months from the date of receipt by the Corporation of such notice, if no effective date shall be set forth therein), unless sooner terminated as provided in Section 3, 6 or 8. The Executive shall not be entitled to any form of Compensation Continuance as a result of such voluntary termination.

     6. Termination for Cause. This Agreement shall immediately be terminated and neither party shall have any obligation hereunder (including but not limited to any obligation on the part of the Corporation to provide Compensation Continuance) if the Executive's employment is terminated for "cause". Termination for cause shall occur when termination results from the Executive's (a) criminal dishonesty, (b) refusal to perform his duties hereunder on substantially a full-time basis, (c) refusal to act in accordance with any specific substantive instructions of the Chief Executive Officer or the Board of Directors of Wachovia Corporation, or (d) engaging in conduct which could be materially damaging to the Corporation and its affiliates without a reasonable good faith belief that such conduct was in the best interests of the Corporation or its affiliates. The determination of whether a termination is for cause shall be made by the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation (the "Committee"), and such determination shall be final and conclusive on the Executive and all other persons affected thereby.

     7.   Executive's Obligations; Early Termination of Compensation Period.
          (a) During the Compensation Period, the Executive shall provide consulting services to the Corporation at such time or times as the Corporation shall reasonably request, subject to appropriate notice and to reimbursement by the Corporation of all reasonable travel and other expenses incurred and paid by the Executive. In the event the Executive shall engage in full-time employment permitted hereunder during the Compensation Period for another employer or on a self-employed basis, his obligation to provide the consulting services hereunder shall be limited by the requirements of such employment.

          (b) The Executive shall not disclose to any other person any material information or trade secrets concerning the Corporation or any of its subsidiaries at any time during or after the Compensation Period. The Executive will at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the business, goodwill or reputation of the Corporation or any of its subsidiaries, or their respective directors, officers, executives or other employees, or which could adversely affect the morale of employees of the Corporation or any subsidiaries.


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          (c)  The Executive shall not, without the Corporation's written consent, engage in competitive employment at any time during the Compensation Period. The Executive shall be deemed to engage in competitive employment if he shall render services as an employee, officer, director, consultant or otherwise, for any employer which conducts a principal business or enterprise that competes directly with the Corporation or affiliate of the Corporation.

          (d) In the event that the Executive shall refuse to provide consulting services in accordance with paragraph (a), or shall materially violate the terms and conditions of paragraph (b) or (c), the Corporation may, at its election, terminate the Compensation Period and Compensation Continuance to the Executive. The Corporation may also initiate any form of legal action it may deem appropriate seeking damages or injunctive relief with respect to any material violations of paragraph (a), (b) or (c).

          (e) The Committee shall be responsible for determining whether the Executive shall have violated this Section 7, and all such determinations shall be final and conclusive. Upon the request of the Executive, the Committee will provide an advance opinion as to whether a proposed activity would violate the provisions of paragraph (c).

          (f) Executive acknowledges that paragraphs (b), (c) and (d) above are in addition to, and do not supercede, the provisions of the Non-Competition Agreement between the Executive and the Corporation dated as of the date hereof.

     8. Death and Disability. In the event that, during the term of this Agreement or during the Compensation Period, the Executive shall die or shall become entitled to benefits under the Corporation's Long-Term Disability Plan, this Agreement shall thereupon terminate and neither the Executive nor any other person shall have any further rights or benefits hereunder (including any rights to Compensation Continuance).

     9. Other Severance Benefits. Except as otherwise provided in this Agreement, the Executive shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of the Corporation's regular severance plans or policies, irrespective of the circumstances of his termination of employment. The Executive agrees that the payments and benefit provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under employee benefit plans of the Corporation or individual written contracts with the Corporation.

    10.   Change of Control.

          (a) Notwithstanding any other provision of this Agreement, the Executive will be entitled to receive the Compensation Continuance described in Section 4 in the event the Executive voluntarily terminates his employment during the period beginning on the date of a Change of Control (as defined in Section 10(b) herein) and ending on the third anniversary of such date.

          (b) For the purposes herein, a "Change of Control" shall be deemed to have occurred on the earliest of the following dates:

               (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, twenty-five percent or more of the outstanding Common Stock of Wachovia Corporation;

               (ii) The date the shareholders of Wachovia Corporation approve a definitive agreement (A) to merge or consolidate Wachovia Corporation with or into another corporation, in




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     which Wachovia Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of Wachovia Corporation would be converted into cash, securities or other property of another corporation, other than a merger of Wachovia Corporation in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of Wachovia Corporation; or

               (iii) The date there shall have been a change in a majority of the Board of Directors of Wachovia Corporation within a twelve month period unless the nomination for election by the Corporation's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve month period.

For the purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.

          (c)(i) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation or one or more trusts established by the Corporation for the benefit of its employees, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1996, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (ii) Subject to the provisions of Section 10(c)(iii), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Corporation to the Executive within five days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made


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     ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 10(c)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation or for the benefit of the Executive.

          (iii) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (A) give the Corporation any information reasonably requested by the Corporation relating to such claim;

               (B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

               (C) cooperate with the Corporation in good faith in order to effectively contest such claim; and

               (D) permit the Corporation to participate in any proceedings relating to such claim;

     provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c)(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Corporation to contest such claim, the Executive may limit this extension solely to such contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


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      (iv)  If, after the receipt by the Executive of an amount advanced by the
      Corporation pursuant to Section 10(c)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 10(c)(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Company pursuant to Section 10(c)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be prepaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      11. Waiver of Claims. In the event of the termination of Executive's employment, in consideration of the obligations of the Corporation hereunder, the Executive shall, and does hereby, unconditionally release the Corporation, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of the Executive's employment by the Corporation or otherwise, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on the Corporation's right to terminate the Executive's employment, such as any alleged implied contract of employment or termination contrary to public policy. The Executive acknowledges, and shall acknowledge in such release, that he has been advised to consult with an attorney prior to signing the release, that he has had no less than twenty-one days to consider the release prior to its execution, and that he may revoke the release at any time within seven days following the execution thereof.

      12. Notices. All Notices hereunder shall be in writing and deemed properly given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Corporation shall be directed to the Secretary of Wachovia Corporation with a copy directed to the Chairman of the Board of Directors of Wachovia Corporation. Notices to the Executive shall be directed to his last known address.

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     13. Miscellaneous.

          (a) The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

          (b) No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothetical or set off in respect of any claim, debt or obligation, or similar process.

          (c) This Agreement may not be amended, modified or canceled except by written agreement of the parties.

          (d) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

          (e) This Agreement shall be binding upon and inure to the benefit of the Executive and the Corporation, and their respective heirs, successors and assigns.

          (f) No benefit or promise hereunder shall be secured by any specific assets of the Corporation. The Executive shall have only the rights of an unsecured general creditor of the Corporation in seeking satisfaction of such benefits or promises.

          (g) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

          (h) This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby, and amends and supersedes any prior arrangements regarding the employment of the Executive by the parties hereto.


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     IN WITNESS WHEREOF, this Agreement has been executed by or in behalf of the parties hereto as of the date first above written.


                                             WACHOVIA CORPORATION



                                             By: /s/ L.M. Baker, Jr.
                                                 -----------------------
                                                 Chief Executive Officer


Attest:



---------------------
Secretary


[Corporate Seal]


                                MORRIS W. OFFIT



                                /s/ Morris W. Offit (Seal)
                                -------------------





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                                                                      Schedule A


1.   Hasbro, Inc.

2.   Any mutual fund boards with respect to funds managed by OFFITBANK


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